Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Omnibus Incentive Plan of Chembio Diagnostics, Inc. and the Employment Agreement dated as of March 4, 2020 between Chembio Diagnostics, Inc. and Richard L. Eberly of our report dated March 11, 2021, with respect to the consolidated financial statements of Chembio Diagnostics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Jericho, New York
March 12, 2021